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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
     Dolloff         J.           Mitchell               Acorn Products, Inc. (ACRN)            Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
         500 Dublin Avenue                        Person (Voluntary)         June 1997          ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,              Vice President &
                                                                             Date of Original           General Counsel
                                                                             (Month/Year)              ------------------------
                                               ------------------------------------------------------------------------------------
                                               7. Individual or Joint/Group Filing Reporting (Check Applicable Line)
                                                   X  Form filed by One Reporting Person
                                                  ---
                                                      Form filed by More than One Reporting Person
                                                  ---
 Columbus           Ohio            43216
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Employee Stock Option        $14.00       6/24/97    A    V      8,125         6/24/97  6/24/04   Common   8,125
(right to buy)                                                                                     Stock
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Employee Stock Option        $14.00       6/24/97    A    V      8,125         6/24/98  6/24/04   Common   8,125
(right to buy)                                                                                     Stock
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Employee Stock Option        $14.00       6/24/97    A    V      8,125         6/24/99  6/24/04   Common   8,125
(right to buy)                                                                                     Stock
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Employee Stock Option        $14.00       6/24/97    A    V      8,125         6/24/00  6/24/04   Common   8,125
(right to buy)                                                                                     Stock
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Employee Stock Option           8,125                   D
(right to buy)
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Employee Stock Option           8,125                   D
(right to buy)
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Employee Stock Option           8,125                   D
(right to buy)
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Employee Stock Option           8,125                   D
(right to buy)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ J. Mitchell Dolloff         7/8/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

NA971710.020/6+

Potential persons who are to respond to the collection of information contained in this                                   Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 1474 (7/96)

NA971710.020/6+
